Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 1, 2012 and effective as of January 1, 2012 (the “Effective Date”), by and between Stewart Information Services Corp. (the “Company”), and Matthew W. Morris (the “Executive”).

The parties agree as follows:

1. Employment, Duties and Acceptance.

1.1 Term of Employment by the Company. The Company hereby agrees to employ the Executive for a term commencing on the Effective Date and expiring on the third anniversary of such date (such date, or later date to which this Agreement is extended in accordance with the terms hereof, the “Scheduled Termination Date”), unless earlier terminated as provided in Section 4 or unless extended as provided herein (the “Term”). The Term shall be automatically extended commencing on the Scheduled Termination Date and on each Scheduled Termination Date thereafter (each such date being a “Renewal Date”), so as to terminate one (1) year from such Renewal Date, unless and until at least ninety (90) days prior to a Renewal Date either party hereto gives written notice to the other that the Term should not be further extended after the next Renewal Date (a “Notice of Non-Renewal”), in which event the Scheduled Termination Date shall be the Renewal Date next following receipt of the Notice of Non-Renewal.

1.2 Duties. During the Term, the Executive shall serve as Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with such position and such other functions consistent with the foregoing as the Board of Directors of Stewart Information Services Corporation (the Board of Directors or Board) may assign, in their discretion, from time to time. The Executive shall report to the Board of Directors and also serve in those offices and directorships of affiliates of the Company to which the Executive may from time to time be appointed or elected. During the Term, the Executive shall devote all reasonable efforts and all of the Executive’s business time and services to the Company, subject to the direction of the Board of Directors.

1.2.1 Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the Board. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments so long as such activities do not materially interfere or conflict with the performance of his duties to the Company hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive’s performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.

1.2.2 Fiduciary Duty. Executive acknowledges and agrees that he owes a fiduciary duty to the Company and further agrees to make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not act for his own benefit concerning the subject matter of his fiduciary relationship.

1.2.3 Compliance. Executive agrees that he will not take any action in violation of United States laws or other laws applicable to Executive’s employment, including, but not limited to the Securities Exchange Act of 1934.

1.3 Acceptance of Employment by the Executive. The Executive hereby accepts such employment and shall render the services and perform the duties described above.

2. Compensation and Other Benefits.

2.1 Annual Salary. The Company shall pay to the Executive an annual salary at a rate of not less than Four Hundred Thousand Dollars ($400,000) per year (the “Annual Salary”), subject to increase at the sole discretion of the Board of Directors of Stewart Information Services Corporation (the “Board of Directors” or the “Board”). The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than twice each month, less such deductions as shall be required to be withheld by applicable law and regulations and less any Executive voluntary deductions.

2.2 Incentive Payments.

2.2.1 Short Term Incentives. The Executive shall be eligible to receive an annual short term incentive cash payment, the incentive plan to be determined by the Board in its sole discretion. The terms of the short term incentive plan (“STI Plan”) are set out in Exhibit A hereto, which is incorporated herein for all purposes. The terms and conditions of the STI Plan are subject to change from year to year. The payment made pursuant to this Section 2.2.1 shall be paid to the Executive in the succeeding calendar year for which it is earned and shall be paid by March 31 of such year. The Executive must be actually employed on the date that any short term incentive plan payment is made in order to be eligible and entitled to any such short term incentive plan payment.

2.2.2 Long Term Incentives. The Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (“LTI Plan”), as such plan shall be in effect and amended and/or superseded from time to time. The Company reserves the right to terminate the LTI Plan in its sole discretion in accordance with the terms of the LTI Plan, and the terms and conditions of the Plan are subject to change from year to year. The terms of the LTI Plan are set out in Exhibit B hereto, which is incorporated herein for all purposes. The Executive must be actually employed on the date that any long term incentive plan payment is made in order to be eligible and entitled to any such long term incentive plan payment.

2.2.3 Special Vesting Terms for Stock Grants and Awards. All unvested stock grants and other awards, including, but not limited to, restricted performance units and restricted stock awards, granted pursuant to any specific terms and metrics in the employment agreement, including, but not limited to, the LTI Plan referred to in Section 2.2.2 above or the Stewart Information Services Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Incentive Plan”) (collectively, “Stock Grants”) shall vest on a pro-rata basis, only in accordance with the terms and methods provided below in Sections 2.2.3.1. through 2.2.3.4 (i) in the event of the Company’s termination of the Executive’s employment without

Cause during the Term, (ii) in the event of the Executive’s resignation during the Term for Good Reason (as hereinafter defined) pursuant to Section 4.7, (iii) in the event of termination of the Executive’s employment due to the Executive’s Death or Disability (as hereinafter defined); or, (iv) in the event of the Executive’s Voluntary Retirement during the Term.

2.2.3.1 The pro-rata vesting of the Incentive Plan and Stock Grants as specified in Section 2.2.3 above shall be based on the number of full, completed months worked by the participating Executive during the applicable performance-based incentive period (as set forth in Exhibit B), but only if the Executive was actively employed for at least twenty-five percent (25%) of the applicable performance-based incentive period. Performance-based incentive awards and Stock Grants shall be based on actual results compared to the target objectives at the end of the incentive period, as determined by the Company, and shall be vested to the eligible Executive as described in the preceding sentence, if the Executive satisfies the requirement of active employment for at least twenty-five percent (25%) of the completed months of the performance-based incentive period. Any pro-rata vesting or release of restrictions on long-term incentive awards or Stock Grants shall be effective only following expiration of the revocation period applicable to the Release of Claims, if required by the Company, and provided there has been no revocation or attempted revocation thereof (“Release Effective Date”) and following the end of the applicable performance-based incentive period and certification of results by the Company.

2.2.3.2 If the Executive should terminate employment during the Term of this Agreement for any reasons other than those specified in this Section 2.2.3 above or due to Change of Control (defined hereafter), or if the Executive shall violate the confidentiality, non-competition, conflicts of interest, or non-solicitation provisions of Section 3 of this Agreement, the special pro-rata terms specified in this Section, as well as the terms specified in Section 2.2.3.5, shall not apply to the Executive, and the Executive shall forfeit any unvested awards, Stock Grants and Incentive Plan benefits accumulated by the Executive as of the time of the breach of this Agreement or of termination from employment.

2.2.3.3 Calculation of Pro-Rata Special Vesting. The calculation of pro-rata Special Vesting of awards and Stock Grants shall be determined as a percent of the total possible vested award that would have been vested to the Executive had the Executive remained employed during the entire performance-based incentive period, measured in whole months, through termination of employment, multiplied by a fraction whose numerator is the percentage of the number of months of completed employment during the entire performance-based incentive period plus 100% and whose denominator is 2. Any such pro-rata vesting shall occur at the same time and in the same manner as the vesting of active executives participating in the incentive program in and shall, in no event, become vested or delivered prior to such time.

2.2.3.4. Hypothetical Example. For the purpose of the avoidance of any confusion, by way of hypothetical example only: if an executive shall terminate employment during the twenty-fourth (24th) month of a thirty-six (36) month performance-based incentive program for the permitted reasons specified in Section 2.2.3 above and is otherwise entitled to participate in the performance-based incentive program, and if the performance-based incentives are achieved and certified by the Company in full satisfaction of the incentive targets, the executive shall receive (81.94%) pro-rata vesting of the applicable awards and Stock Grants at the designated time. The formula: % of the number of complete months of employment (23 ÷ 36 = 63.88%) + 100% = 163.88% ÷ 2 = 81.94% pro-rata award.

2.2.3.5. Vesting Upon Change in Control. In the event of a Change in Control (as defined hereafter), Executive’s unvested Stock Grant award shall immediately and fully vest at target performance level. In the event that Executive is subject to the pro-rata Special Vesting provisions above at the time of the occurrence of a Change in Control, by reason of the Executive’s resignation during the Term for Good Reason (as hereinafter defined), Death or Disability (as hereinafter defined); or the Executive’s Voluntary Retirement during the Term, prior to the Change of Control event, the unvested portion of the Executive’s Stock Grant award shall immediately and fully vest notwithstanding the pro-rata Special Vesting provisions.

2.2.4 Upon the Executive’s termination without Cause, resignation for Good Reason, Voluntary Retirement or due to the Executive’s death or Disability, any vested Stock Grants held by the Executive on the Date of Termination or that vest thereafter may be exercised at any time until the earlier of (A) the third anniversary of the Date of Termination and (B) the expiration date of the Stock Grants.

2.2.5 Notwithstanding the foregoing provisions of this Section 2.2, if the Executive dies after the Executive’s employment by the Company is terminated but while any of the Stock Grants applicable to the Executive remain exercisable as set forth above, such Stock Grants may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) the expiration date of such Stock Grants and (B) the last date on which such Stock Grants would have been exercisable, absent this Section 2.2.5.

2.2.6 Notwithstanding the foregoing provisions of this Section 2.2, upon the termination of the Executive’s employment with the Company for any reason, other than termination for Cause by the Company, during the 24-month period following any Change of Control Effective Date, any Stock Grants held by the Executive as of the Change of Control Effective Date that remain outstanding as of the Date of Termination may thereafter be exercised, until the later of (A) the last date on which such Stock Grants would be exercisable in the absence of this Section 2.2 and (B) the earlier of (1) the third anniversary of the Change of Control Effective Date and (2) the expiration date of such Stock Grants.

Notwithstanding anything in this Agreement to the contrary, express or implied, the provisions of this Agreement are in addition to and not in limitation of the Executive’s rights under the Incentive Plan and any other plan, program, policy or practice provided by the Company or any affiliate and for which the Executive may qualify. Where a conflict between the Incentive Plan and this Agreement may arise, the terms more favorable to the Executive shall control.

2.3 Prerequisites. Executive shall be entitled to receive the prerequisites provided for on Exhibit C hereto.

2.4 Vacation Policy. The Executive shall be entitled to four (4) weeks of paid vacation during each calendar year of the Term which shall accrue in accordance with Company policy.

2.5 Participation in Employee Benefit Plans. The Company agrees to permit the Executive during the Term to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so called “fringe benefits” of the Company (collectively, “Benefits”). The Executive shall cooperate with the Company in applying for such coverage, including submitting to a physical exam and providing all relevant health and personal data. The Company shall not make any changes in any plans or arrangements provided pursuant to this Section 2.5 which would adversely affect the Executive’s right to benefits thereunder unless such changes occur pursuant to a program applicable to all executives of the Company and which does not result in a proportionally greater reduction in the rights and benefits to Executive as compared to any other executives of the Company.

2.6 General Business Expenses. The Company shall pay or reimburse the Executive for all business expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement. Such payment shall be made upon presentation of such documentation as the Company customarily requires of its executives prior to making such payments or reimbursements.

2.7 Other Benefits. Executive shall be entitled to participate in or receive benefits under any compensatory employee benefit plan or other arrangement made available by the Company now or in the future (“Other Benefits”) to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 2.1 of this Agreement. The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock or unit ownership plan, stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health and accident plan, or any other similar plan or arrangement) that would adversely affect Executive’s rights or benefits there under, unless such change occurs pursuant to a program applicable to substantially all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company.

3. Confidentiality and Company Property; Non-Competition and Non-Solicitation.

3.1 Covenants of Executive. The Executive acknowledges that (i) the Company is currently engaged in the business of providing real estate support services, including without limitation title insurance, real estate information services, escrow services and related transaction services (the “Company Business”); (ii) the Company will give the Executive access to trade secrets of and Confidential Information (defined in Section 3.2.1 below) concerning the Company in connection with the Executive’s work for the Company; and (iii) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company.

3.2 The covenants of the Executive contained in this Section will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by the Executive against the Company will not constitute a defense to the enforcement by the Company of said covenants. The Executive has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of this Section and its provisions with the specific regard to the nature of the business conducted by the Company, and the Executive acknowledges that this Section and its provisions are reasonable in all respects.

3.2.1 Confidential Information. The Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its Confidential Information (and that of its affiliates) and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect Confidential Information. The Company agrees to provide the Executive access to Confidential Information in conjunction with the Executive’s duties, including, without limitation, information of a technical and business nature regarding the past, current or anticipated business of the Company and its affiliates that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee information, organizational charts, new personnel acquisition plans, technical processes, inventions and research projects, ideas, discoveries, inventions, improvements, trade secrets, writings and other works of authorship (collectively, “Confidential Information”. In exchange, as an independent covenant, the Executive agrees not to make any unauthorized use, publication, or disclosure, during or subsequent to the Executive’s employment by the Company, of any Confidential Information generated or acquired by the Executive during the course of the Executive’s employment, except to the extent that the disclosure of such Confidential Information is necessary to fulfill the Executive’s responsibilities as an employee of the Company. The Executive understands that Confidential Information includes information not generally known by or available to the public about or belonging to the Company, its divisions and affiliates, or belonging to other companies to whom the Company, its divisions and affiliates, may have an obligation to maintain information in confidence, and that authorization for public disclosure may only be obtained through the Company’s written consent.

3.2.2 Property of the Company. All memoranda, notes, lists, records, and other documents or papers (and all copies thereof) relating to the Company, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of the Executive after the date hereof, or made available to the Executive after the date hereof relating to the Company, its affiliates or any entity which may hereafter become an affiliate thereof, shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of the Executive’s employment with the Company or at any other time upon request; provided, however, that the Executive’s address books, diaries, chronological correspondence files and rolodex files (including digital formats) shall be deemed to be property of the Executive.

3.2.3 Original Material. The Executive agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company Business, including without limitation information of a technical or business nature such as ideas, discoveries, inventions, trade secrets, know-how, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of business of the Company and its divisions and affiliates, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by the Executive alone or jointly with others during the Executive’s employment with the Company shall be the property of and belong exclusively to the Company. The Executive shall promptly and fully disclose to the Company the origination or development by the Executive of any such material and shall provide the Company with any information that it may reasonably request about such material. Either during or subsequent to the Executive’s employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due the Executive pursuant to the Executive’s employment by the Company, but at no expense to the Executive, the Executive agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.

3.2.4 Non-Competition During Employment. Executive agrees during his employment under this Agreement, he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or became affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offer or performs services, or offers or provides products substantially similar to the services and products provided by Company.

3.2.5 Conflicts of Interest. Executive agrees that during his employment under this Agreement, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Board as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

3.3 Non-Competition. In consideration of the Company’s promise to provide the Executive with the confidential and trade secret information of the Company, the Executive hereby agrees that, during the Term and for a period of twelve (12) months thereafter, (the “Restricted Period”) the Executive shall not in the United States directly or indirectly, (i) engage in as principal, consultant, or employee in any segment of a business of a company, partnership, firm or other entity that is directly competitive with the Company or (ii) hold an interest (except as a holder of less than 5% interest in a publicly traded firm or mutual funds) in a company, partnership, firm or other entity that directly or indirectly engages in the business of the Company.

3.3.1 Non-Solicitation of Customers. The Executive also agrees to refrain during the Restricted Period from, directly or indirectly, diverting, taking, soliciting and/or accepting on the Executive’s own behalf or on the behalf of another person, the business of any past or present customer of the Company, its divisions and/or affiliates, or any identified prospective or potential customer of the Company, its divisions and/or affiliates, whose identity became known to the Executive through the Executive’s employment by the Company.

3.3.2 Non-Solicitation of Employees of the Company and its Affiliates. The Executive agrees to refrain during the Restricted Period from, directly or indirectly, inducing or attempting to influence any employee of the Company, its divisions and/or affiliates or any person who was employed in the twelve (12) months preceding the Termination Date to terminate their employment with the Company to become employed or engaged in work for another employer or entity.

3.4 Rights and Remedies Upon Breach. If the Executive breaches, any of the provisions contained in Section 3 of this Agreement (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

3.4.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

3.4.2 Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

3.4.3 Tolling of Restrictive Periods. If the Executive violates any of the restrictions contained in Section 3, the restrictive periods shall be suspended and will not run in favor of the Executive until such time as the Executive cures the violation to the satisfaction of Company.

3.4.4 Remedies For Violation of Non-Competition or Confidentiality Provisions. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Executive herein, it is agreed that: the skills, experience and contacts of Executive are of a special, unique, unusual and extraordinary character which give them a peculiar value; because of the business of the Company, the restrictions agreed to by Executive as to time and area contained in the Agreement are reasonable; and the injury suffered by the Company by a violation of any obligation or covenant in the Agreement resulting from loss of profits created by (i) the competitive use of such skills, experience contacts and otherwise and/or (ii) the use or communication of any information deemed confidential herein will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in the Agreement, accordingly: (a) the Company shall be entitled to injunctive relief to prevent violations thereof and prevent Executive from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Executive from divulging any confidential information; and (b) compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Executive, subject to the other provisions hereof.

3.4.5 Breach. Executive agrees that any breach of restrictive covenants above cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.

3.5 Materiality and Conditionality of Section 3. The covenants contained in Sections 3 are material to this Agreement. Executive’s agreement to strictly comply with Sections 3 are a precondition for Executive’s receipt of payments and vesting of Restricted Stock and Stock Grants pursuant to Section 2 of this Agreement. Whether or not Section 3 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court or other constituted legal authority of competent jurisdiction, upon any violation of Section 3 or any portion thereof, or upon a finding that a violation would have occurred if such Section or any portion thereof were enforceable, the Executive and Company agree that (i) the Executive’s interest in the Restricted Stock and Stock Grants pursuant to Section 2 and 4 of this Agreement shall automatically lapse and be forfeited; and (ii) Company shall have no obligation to make any further payments to Executive under this Agreement.

3.6 Severability, Modification of Covenants. The Executive and Company agree that all of the covenants contained in Section 3 shall survive the termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in Section 3 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to be limited in its duration or scope, then, at the sole option of Company, the provisions of Section 3.5 may be deemed to have been triggered, and the rights, liabilities and obligations set forth therein shall apply. In the event Company does not elect to trigger application of Section 3.5, then the court shall have such authority to so reform the covenants and the parties hereto shall consider such covenants and/or other provisions of Section 3 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that the covenants in Section 3 are void and otherwise unenforceable in a particular area or jurisdiction, then notwithstanding the foregoing provisions of this Section 3.6, the provisions of Section 3.5 shall be applicable and the rights, liabilities and obligations of the parties set forth therein shall apply. Alternatively, at the sole option of Company, Company may consider such covenants to be amended and modified so as to eliminate therefrom the particular area or jurisdictions as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered herein, the covenants contained herein shall remain in full force and effect as originally written.

4.	Termination.

4.1 As used in this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the notice of termination or any later date specified therein within ninety (90) days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Executive for Good Reason pursuant to Section 4.7, the effective date of such termination pursuant to Section 4.7, (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iv) if the Executive voluntarily resigns other than for Good Reason pursuant to Section 4.7, the date on which the Executive notifies the Company of such resignation, (v) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, (vi) if the Executive’s employment is terminated by the Company due to Disability, the date ninety (90) days after the Company’s written notice to the Executive, or (vii) if the Executive’s employment is terminated by the Executive or the Company as a result of a Notice of Non-Renewal, the Scheduled Termination Date.

4.2 Termination Upon Death. If the Executive dies during the Term, this Agreement shall terminate; provided, however, that in any such event, the Company shall pay to the Executive’s estate (i) in a lump sum within thirty (30) days of the Date of Termination, any portion of the Annual Salary accrued but unpaid and accrued but unused vacation time that shall have been earned by the Executive prior to the termination but not yet paid; (ii) at the same time payable pursuant to Section 2.2.1 and 2.2.2, any short term incentive and long term incentive payments for the prior fiscal year that shall have been earned by the Executive prior to the termination and not yet paid; and (iii) any Benefits that have vested in the Executive as of the Date of Termination as a result of the Executive’s participation in any of the Company’s benefit plans; and (iv) any expenses with respect to which the Executive is entitled to reimbursement pursuant to this Agreement (collectively, the “Accrued Amounts”). In addition, all unvested Stock Grants will become fully vested and unrestricted as allowed in Section 2.2.3.

4.3 Termination With Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive’s employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Company’s obligation to the Executive shall be limited solely to the payment of the Accrued Amounts excluding the Prorated Short Term Incentives and accrued but unpaid vacation. As used in this Agreement, the term “Cause” shall mean, in the good faith determination of the Board any: (A) willful failure to substantially perform Executive’s duties with the Company (other than by reason of Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed such duties, and the Executive has failed to remedy the situation within thirty (30) days of such written notice from the Company; (B) Gross negligence in the performance of the Executive’s duties; (C)

Conviction of, or plea of guilty or nolo contendre to any felony or any crime involving moral turpitude or the personal enrichment of the Executive at the expense of the Company; (D) Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including without limitation Executive’s breach of fiduciary duties owed to the Company; (E) Willful violation of any material provision of the Company’s code of conduct; (F) Willful violation of any of the material covenants contained in Section 3, as applicable; (G) Act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or (H) Engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company.

4.4 Termination Due to Voluntary Retirement. The Executive has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice of at least ninety (90) days, effective on or after the date of service of such notice as specified therein, to terminate his/her employment under this Agreement due to Voluntary Retirement. Voluntary Retirement is the termination of employment after age 65 with no expectation of returning to the industry. The provisions of Section 3 remain in full force and effect upon Voluntary Retirement.

Upon Voluntary Retirement, in exchange for the Executive executing and delivering a Release as described in Section 4.5.2, Executive shall be entitled to receive:

(A) The Accrued Amounts (payable at the same time and in the same manner as set forth in Section 4.2); and

(B) An amount equal to twenty four (24) months of Executive’s then current salary, payable in bi-monthly installments, beginning on the sixtieth day after Voluntary Retirement (the “Retirement Payment”). The Retirement Payment shall be made in accordance with the company’s payroll practices.

(C) The Company shall have the right to cease or terminate the Retirement Payment in the event the Executive breaches, in the Company’s sole discretion, any covenant contained in Section 3 of this Agreement.

(D) The Extension of Medical Benefits. Until the earlier to occur of (A) the expiration of twelve (12) months after the Date of Termination, (B) the date the Executive first becomes eligible to receive health benefits under another employer-provided plan after the Date of Termination, or (C) the death of the Executive, the Company shall, via proper COBRA election by the Executive, continue medical and dental benefits to the Executive (and, if applicable, to the spouse and dependents of the Executive who received such benefits under the Executive’s coverage immediately prior to the Date of Termination) equal to those that were in effect for the Executive as of the Date of Termination (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had the Executive remained actively employed, provided that the Executive makes all required COBRA payments to the Company, and the Company shall immediately reimburse the Executive for each such COBRA payment (collectively, the “Continuation of Benefits”). Executive shall remain liable for any portion of such premiums for which he was liable as of the Date of Termination.

(E) In addition, all unvested Stock Grants will become fully vested and unrestricted as allowed in Section 2.2.3.

4.5 Termination Without Cause or For Good Reason. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice of at least ninety (90) days, effective on or after the date of service of such notice as specified therein, to terminate the Executive’s employment under this Agreement and discharge the Executive without Cause. If the Executive is terminated during the Term without Cause including any termination by the Executive which is deemed to be for Good Reason under Section 4.7 hereof, the Company’s obligation to the Executive shall be limited solely to the following:

4.5.1	Severance Payments.

The Company shall pay to the Executive, in exchange for the Executive executing and delivering a Release as described in Section 4.5.2, as follows:

(A) The Accrued Amounts (payable at the same time and in the same manner as set forth in Section 4.2); and

(B) An amount equal to twenty four (24) months of Executive’s then current salary, payable in bi-monthly installments, beginning on the sixtieth day after the Date of Termination. Severance payment shall be made in accordance with the company’s payroll practices [with a lump sum payment due to Executive of any remaining severance amounts containing the complete remainder of all severance due to Executive within thirty days of the end of the Restricted Period].

(C) The Company shall have the right to cease or terminate the severance payments in the event the Executive breaches, in the Company’s sole discretion, any covenant contained in Section 3 of this Agreement.

(D) The Extension of Medical Benefits. Until the earlier to occur of (A) the expiration of twelve (12) months after the Date of Termination, (B) the date the Executive first becomes eligible to receive health benefits under another employer-provided plan after the Date of Termination, or (C) the death of the Executive, the Company shall, via proper COBRA election by the Executive, continue medical and dental benefits to the Executive (and, if applicable, to the spouse and dependents of the Executive who received such benefits under the Executive’s coverage immediately prior to the Date of Termination) equal to those that were in effect for the Executive as of the Date of Termination (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had the Executive remained actively employed, provided that the Executive makes all required COBRA payments to the Company, and the Company shall immediately reimburse the Executive for each such COBRA payment (collectively, the “Continuation of Benefits”). Executive shall remain liable for any portion of such premiums for which he was liable as of the Date of Termination and for any additional coverage not effective at the Date of Termination. Any reduction of coverage will be treated appropriately.

(E) Outplacement Services provided by a firm selected by the Company in its sole discretion for a period of twelve months and in an amount not to exceed $10,000.

(F) In addition, all unvested Stock Grants will become fully vested and unrestricted as allowed in Section 2.2.3.

4.5.2 Release. As a condition to the Executive’s receipt of payments and/or benefits described under Sections 4.4 and 4.5, the Executive must execute and deliver to the Company, within the time period stated in the Release, and not subsequently revoke, a full release of all claims that the Executive may have against the Company, its affiliates, and all of their officers, employees, directors, and agents, in a form mutually and reasonably agreeable to the parties hereunder. The Company shall provide the Executive with a form of release within ten (10) days from the Date of Termination.

4.6 Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, as defined by the Company’s Long-Term Disability Plan then in effect, the Company shall, by written notice to the Executive, terminate the Executive’s employment hereunder and discontinue payments of the Annual Salary, Annual Bonus and Benefits accruing from and after the date of such termination. Upon the Company’s termination of the Executive’s employment by reason of the Executive’s Disability, the Company’s obligation to the Executive shall be limited solely to the payment of the Accrued Amounts (at the same time and in the same manner as set forth in Section 4.2) and provision of the Continuation of Benefits. In addition, all unvested Stock Grants will become fully vested and unrestricted as allowed in Section 2.2.3.

4.7 Good Reason. Notwithstanding any other provision of this Agreement, the Executive’s employment under this Agreement may be terminated during the Term by the Executive, which shall be deemed to be constructive termination by the Company without Cause, if one of the following events constituting “Good Reason” shall occur unless the Executive has consented in writing thereto: (i) the occurrence of any material breach of this Agreement by the Company or any of its affiliates; (ii) any material failure by the Company after a Change of Control of the Company to comply with Section 2 hereof; (iii) following a Change of Control of the Company, the failure to obtain the assumption in writing of all of the Company’s material obligations under this Agreement by any successor to all or substantially all of the assets of the Company or any affiliate within fifteen (15) days after a reorganization, merger, consolidation, sale or other disposition of assets of the Company or such affiliate; (iv) the Company’s assignment to the Executive of any duties materially inconsistent with Executive’s position, including any other action which results in a material diminution in such status, title, authority, duties or responsibility; or (v) the relocation of Executive’s office to a location more than thirty five (35) miles outside Houston, Texas. Any such termination pursuant to this Section 4.7 shall be made by the Executive providing written notice to the Company specifying the event relied upon for such termination and given within sixty (60) days after such event. Any termination for Good Reason pursuant to this Section 4.7 shall be effective sixty (60) days after the date the Executive has given the Company such written notice setting forth the grounds for such termination with specificity; provided, however, that the Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if within sixty (60) days after such notice the action constituting such ground for termination has been cured and is no longer continuing. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the date sixty (60) days following a Change of Control of the Company shall be deemed to be termination for Good Reason for all purposes under this Agreement, shall be effective upon written notice by the Executive to the Company during such 30-day period, shall be conclusive and shall not be subject to any cure by the Company.

4.8 Change of Control. For the purposes hereof, a “Change of Control of the Company” shall be deemed to have occurred if, (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (ii) there occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event thereafter constitute less than a majority of the Board of Directors; or (iii) there occurs a reverse merger involving the Company in which the Company is the surviving corporation but the shares of common stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) there is a sale or other disposition of all or substantially all of the assets of the Company; or (v) there is an adoption of any plan or proposal for the liquidation or dissolution of the Company; or Stewart Title Guaranty Company is placed in supervision, receivership, conservatorship, or special administrative action by the Texas Department of Insurance.

4.9 Notwithstanding the foregoing provisions of this definition of Change of Control, to the extent that any payment (or acceleration of payment) hereunder is (A) considered to be deferred compensation that is subject to, and not exempt under, Code Section 409A, and (B) payable due to the Change of Control, then the term Change of Control hereunder shall be construed to have the meaning as set forth in Code Section 409A with respect to the payment (or acceleration of payment) of such deferred compensation, but only to the extent inconsistent with the foregoing provisions of the Change of Control definition as determined by the Incumbent Board.

5. Other Provisions.

5.1 Stock Ownership. Executive shall reach and maintain ownership of a number of shares of SISCO stock within five (5) years of the Effective Date that are equivalent to a total share trading price of four (4) times the Annual Salary listed in Section 2.1 on the Effective Date.

5.2 Section 409A.

5.2.1 Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code (hereafter “Code”), in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

5.2.2 Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, any severance payments payable to Executive under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive (or Executive’s estate). The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

5.2.3 Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

5.2.4 Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any of its affiliates, would constitute a

“parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and its affiliates will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 3.4.5. shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

5.2.5 In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

5.2.6 Mitigation. Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

5.3 Indemnification.

5.3.1 General. The Company agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company, or any predecessor to the Company (including any sole proprietorship owned by the Executive) or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company (including any sole proprietorship owned by the Executive), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas or Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

5.3.2 Expenses. As used in this Section, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

5.3.3 Enforcement. If a claim or request under this Section 5 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring an arbitration claim against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas or Delaware law.

5.3.4 Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

5.3.5 Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses, but only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

5.3.6 Notice of Claim. Executive shall give to the Company notice of any claim made against the Executive for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.

5.3.7 Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(A) The Company will be entitled to participate therein at its own expense;

(B) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if she reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(C) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Executive without the Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

5.3.8 Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 5 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

5.4 Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive prevails to a substantial extent with respect to the Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

5.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by courier service, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed or sent by courier service, on the date of actual receipt thereof, as follows:

(i)	if to the Company, to:

Chairman of the Board,

1980 Post Oak Blvd., Suite 800

Houston, Texas 77056

(ii)	if to the Executive, to:
the last known address of the Executive on record with the Company

Any party may change its address for notice hereunder by notice to the other party hereto.

5.6 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect, and if any conflict between this agreement and the terms of such plans arises, the terms of the plan shall control.

5.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

5.9 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

5.10 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.12 No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly here from shall be construed against any party as being drafted by said party.

5.13 No Duty to Mitigate. The Executive shall have no obligation to mitigate damages suffered as a result of termination of the Executive’s employment with the Company.

5.14 Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, the Executive and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, the Executive and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within thirty (30) days of a written demand for mediation, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in English and held in Houston, Harris County, Texas, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within thirty (30) days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing provisions of this Section, the Company may seek injunctive relief from a court of competent jurisdiction located in Harris County, Texas, in the event of a breach or threatened breach of any covenant contained in Section 3.

5.15 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and the Executive’s legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE		COMPANY

STEWART INFORMATION SERVICES CORP.

By:	/s/ Matthew W. Morris	By:	/s/ Dr. Edward Douglas Hodo

Date:	10/1/12	Date:	10-1-12
Name: Matthew W. Morris		Name: Dr. Edward Douglas Hodo
Title: Chief Executive Officer		Title: Chairman of the Board

EXHIBIT A

ANNUAL SHORT TERM INCENTIVE PLAN

(“STI PLAN”)

Executive shall be eligible to participate in the Company’s Annual Bonus Payment Program, also known as the Short Term Incentive Plan (“STI Plan”). The STI Plan shall be determined by the Board of Directors (“Board”), in its sole discretion.

Payout amount will be determined by the attainment towards metrics which are both specific to your position as well as reflective of corporate performance.

As part of its analysis, the Board shall consider the following targets in determining the amount of the STI payment to the Executive:

Short Term Incentive (STI)
Target Payout:	60% of Base Pay			240,000
Maximum Target Payout:	200% of Target			480,000
Metrics Used to Determine STI	Maximum	Target	Threshold	Weighting

Corporate Performance

Corporate EBITDA Improvement	140.0%	50.0%	25.0%	50%

Corporate Modified Return on Equity	11.0%	6.0%	3.0%	40%

Corporate Total Shareholder Return Ranking	80.0%	50.0%	30.0%	10%

STI will be delivered as a cash bonus, paid annually after the conclusion of the fiscal year, before the end of the first quarter of the succeeding fiscal year. STI payout is expressed as a percentage of your base pay.

Target Annual STI payout is the equivalent of 60% of your base pay.

Maximum Annual STI payout is the equivalent of 200% of your target payout.

Specific terms and calculations related to the Short Term Incentive (STI) Plan

The following terms are in relation to our global STI Plan. Individual metrics may or may not apply to your specific agreement.

Periodically, components of metrics may be adjusted, which may impact comparability between measurement periods. In such cases, prior period components of metrics will be restated to conform to the current measurements.

Term/Calculation	Definition
Base Pay	This is the annual base salary.

Budget Attainment	Budget attainment measures the variance between actual expenses and budget expenses for service center executives. The variance is expressed as a percent variance. The metric is calculated by taking the actual annual expenses minus the budgeted annual expenses. The difference is then divided by the budgeted annual expenses.

Company	The Company is Stewart Information Services Corporation and its subsidiaries.

Cost Control Initiative	Cost Control Initiative are specific goals established for each service center executive. This metric is measured by determining how much of the annual goals were completed on a percentage basis.

Customer Service Index	Customer Service Index is an internal survey conducted at least annually. The initial benchmark is the survey completed in first half of 2012. A subsequent survey is then measured against the benchmark. The metric is calculated by taking the subsequent survey score minus the benchmark survey score. The difference is then divided by the benchmark survey score.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	EBITDA metric is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings. The source of data is the System of Record.

Employee Costs	Employee Costs Ratio metric is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes salaries, bonuses, commissions, payroll taxes, group insurance, profit sharing and other employee costs. The source of data is the System of Record.

Employee Costs Ratio	Employee Costs Ratio metric is calculated by dividing the Employee Costs by Operating Revenues. The source of data is the System of Record.

Term/Calculation	Definition
Investment and Other Gains (Losses) – Net	Investment and Other Gains (Losses) – Net is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes, but not limited to, realized earnings (losses) from the sale of various types of financial and non-financial instruments; sale of subsidiaries, equity basis investments, and cost-basis investments; impairment of equity and cost-basis investments; and other types of non-operating transactions. The source of data is the System of Record.

Investment Income	Investment Income is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes, but not limited to, interest income, dividends, royalties and certain rental income less any fees incurred from investments. The source of data is the System of Record.

Maximum (Performance Level)	See Performance Level.

Maximum Target Payout

The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the STI. It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Modified Average Shareholders’ Equity	Modified Average Shareholders’ Equity is calculated by subtracting cumulative other comprehensive income and noncontrolling interest from shareholders’ equity. This calculation is done as of the beginning of the year and the end of the year. The average is then calculated by adding the beginning of the year and ending of the year calculations and then dividing by two.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA)	The Modified EBITDA metric is calculated by subtracting Investment Income, Investment and Other Gains (Losses) – Net, and other unique or unusual items including, but not limited to, certain claims exceeding $1.0 million as determined by the Board of Directors of the Company, from EBITDA. The source of data is the System of Record.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin (Modified EBITDA Margin)	Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin metric is calculated by dividing Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA) by Operating Revenues. The source of data is the System of Record.

Term/Calculation	Definition
Modified Net Earnings Attributable to Company	Modified Net Earnings Attributable to Company is calculated by subtracting certain items including, but not limited to, certain unusual income tax expense or benefit as determined by the Board of Directors of the Company from Net Earnings Attributable to Company. The source of data is the System of Record.

Modified Return on Equity (Modified ROE)	Modified Return on Equity metric is calculated by dividing Modified Net Earnings Attributable to Company by Modified Average Shareholders’ Equity. The source of data is the System of Record.

National Production Services (NPS) Expenses Ratio	National Production Services (NPS) Expenses Ratio metric is calculated by dividing NPS expenses by the sum of (1) Operating Revenues less the Company’s portion of earnings from equity investees from the Direct Operations Segment and (2) external Operating Revenues less the Company’s portion of earnings from equity investees from NPS. The source of data is the System of Record.

Operating Revenues	Operating Revenues is calculated by deducting Investment Income and Investment and Other Gains (Losses) – Net from total gross revenues. The Company’s portion of earnings from equity investees is included in the calculation. The source of data is the System of Record.

Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold (50%), Target (100%) and Maximum (200%).

Policy Loss Ratio	Policy Loss Ratio metric is calculated by dividing Title Losses and Claims by Title Insurance Revenues from Direct Operations and Agency Operations. The source of data is the System of Record.

Premium Remittance Per Agency Ratio	Premium Remittance Per Agency Ratio metric is calculated by dividing premium revenues remitted by active independent agencies by the number of active independent agencies. The source of the data is STNET, which is the primary source for policy remittances, along with the number of agencies.

System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.

Target (Performance Level)	See Performance Level.

Term/Calculation	Definition
Target Payout	Target Payout is the annual cash bonus that can be earned and paid under the STI. Target Payout is calculated by multiplying Base Pay by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Threshold (Performance Level)	See Performance Level.

Title Insurance Revenues	Title Insurance Revenues are revenues earned from title insurance and escrow and other related fees. The source of data is the System of Record.

Title Losses and Claims	Title Losses and Claims is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that is defined in the Company’s Annual Report filed with the Securities Exchange Commission on the Form 10-K. The source of data is the System of Record.

Total Shareholder Return (TSR)	Total Shareholder Return is calculated by taking the difference between the Company’s end of year price per share and the beginning of year price per share and adding the Company dividend per share. Next, divide that sum by the Company’s beginning of year price per share.

Total Shareholder Return (TSR) Ranking	Total Shareholder Return Ranking is determined by calculating the Company’s percentile ranking for Total Shareholder Return relative to the Russell 2000 Financial Services Index. The source of data is Bloomberg, which is provided by Vaughn Nelson, the Company’s investment portfolio manager.

Weighting	Weighting is a calculation that applies a percentage to each metric. The aggregation of the percentages is 100%.

EXHIBIT B

LONG TERM INCENTIVE PLAN

(“LTI PLAN”)

Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (“LTI Plan”), as such plan shall be in effect and amended and/or superseded from time to time.

The actual value of the LTI shall be determined by the Board of Directors (“Board”), in its sole discretion. The Board shall consider the overall performance of the Company in awarding the LTI. As part of its analysis, the Board shall consider the following targets in determining the value of the LTI payable to the Executive:

Long Term Incentive (LTI)

Target Payout:	125% of Base Pay
60% paid as a Restricted Stock Award (RSA)		300,000
40% paid as Restricted Performance Units (RPU)		200,000
		500,000
Potential RPU Max Payout	200% of RPU Target	400,000
Total Max Potential Value Payout		700,000

Metrics Used to Determine LTI

Corporate Performance

RSA (Restricted Stock Award): Annualized Total Shareholder Return at the 50th percentile ranking over the three year performance period or Annualized Total Shareholder Return (TSR) is at least positive over the three year performance period.

RPU (Restricted Performance Units): SISCO Total Shareholder Return compared to the Russell 2000 Financial Services Index (Percentile Ranking) with a Circuit Breaker (positive EBITDA initially over 2 years and subsequently 3 years)

Performance Levels (Payout) : 50%-200%

Performance Goals: 30%-75% Max

Target LTI grant is the equivalent of 125% of your base pay.

Potential RPU Max payout is 200% of RPU Target.

LTI will be delivered as both a RSA (60% of LTI grant) and RPUs (40% of LTI grant). (Each RPU = $1).

LTI will be granted annually. It is 100% granted, but vests depending on metrics. Grants will be restricted by a 3-year cliff vest, with the exception of RPU, which will vest over 2 years initially.

Corporate Payout (% of Target): RSAs will vest at the end of the three years following grant if either the TSR is at least positive or the TSR is in the 50th percentile ranking over the 3-year performance period.

RPUs will vest depending on SISCO Total Shareholder Return compared to the Russell 2000 Financial Services Index (Percentile Ranking) with a Circuit Breaker (positive in EBITDA initially over 2 years and subsequently 3 years). Payout depends on percentile ranking in comparison to % of target.

Specific terms and calculations related to the Long-Term Incentive (LTI)

The following terms are in relation to our global LTI Plan. Individual metrics may or may not apply to your specific agreement.

Periodically, components of metrics may be adjusted, which may impact comparability between measurement periods. In such cases, prior period components of metrics will be restated to conform to the current measurements.

Term/Calculation	Definition
Base Pay	This is the annual base salary.

Company	The Company is Stewart Information Services Corporation and its subsidiaries.

Circuit Breaker	Circuit Breaker is the minimum corporate performance that must be achieved in order to receive the specified compensation.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	EBITDA metric is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings. The source of data is the System of Record.

Maximum (Performance Level)	See Performance Level.

Maximum Target Payout	The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the LTI. It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Performance Goals	Performance Goals provide the threshold, target and maximum measurements that must be achieved in order to receive the related level of compensation.

Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold (50%), Target (100%) and Maximum (200%).

Term/Calculation	Definition
Restricted Performance Unit (RPU)	Restricted Performance Unit is cash compensation that is restricted by time of service and corporate performance.

Restricted Stock Award (RSA)	Restricted Stock Award is share-based compensation that is restricted by time of service and corporate performance.

System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.

Target (Performance Level)	See Performance Level.

Target Payout	Target Payout is the share-based cash bonus that can be earned under the LTI. Target Payout is distributed over two years initially (then three years). Target Payout is calculated by multiplying Base Pay by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Threshold (Performance Level)	See Performance Level.

Total Shareholder Return (TSR)	Total Shareholder Return is calculated by taking the difference between the Company’s end of year price per share and the beginning of year price per share and adding the Company dividend per share. Next, divide that sum by the Company’s beginning of year price per share.

Total Shareholder Return (TSR) Ranking	Total Shareholder Return Ranking is determined by calculating the Company’s percentile ranking for Total Shareholder Return relative to the Russell 2000 Financial Services Index. The source of data is Bloomberg, which is provided by Vaughn Nelson, the Company’s investment portfolio manager.

EXHIBIT C

PERQUISITES

Executive shall be eligible to participate in the additional perquisites:

•	Executive Long Term Disability Plan (Company paid)

•	Non-Qualified Deferred Compensation Plan provided through the Company

•	Auto Allowance of $600 per month

•	Paid Association/Membership Dues as needed for the position

•	Executive Development as needed for the position